Exhibit 99.1
FOR IMMEDIATE RELEASE
Thursday, April 2, 2009
7:00 A.M. CST
NEWSPAPER PUBLISHER A. H. BELO CORPORATION ANNOUNCES
COST SAVINGS INITIATIVES AND PLAN AMENDMENTS
     DALLAS — Newspaper publisher A. H. Belo Corporation (NYSE: AHC) released a “Letter to Colleagues” today from Robert W. Decherd, chairman, president and Chief Executive Officer. The letter outlines additional steps the Company is taking to reduce costs in response to continued revenue challenges. These actions include salary reductions for certain employees and the suspension of the A. H. Belo Pension Transition Supplement Plan contribution for 2009. A copy of the letter is posted on the Company’s website (www.ahbelo.com) in the Investor Relations section.
     Additionally, A. H. Belo announced today that its Board of Directors has approved the Company’s previously-announced suspension of the A. H. Belo Savings Plan employer matching contribution and adopted an amendment to the A. H. Belo Change in Control Severance Plan to reduce the severance multiple for the Chief Executive Officer and all other designated participants.
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise
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(Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, senior vice president/Chief Financial Officer, at 214-977-2248.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates, and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.